February 28, 2002






Board of Directors
Gravity Spin Holdings, Inc.


Gentlemen:

We hereby consent to the inclusion of our Report of Independent Certified Public Accountants for Gravity Spin Holdings, Inc. (A Development Stage Company) in this Form SB-2 for the period from March 1, 2000 (date of inception) through July 31, 2001 and dated November 30, 2001 except for the first paragraph in Note 6 which is January 31, 2002.



/s/ Miller and McCollom


MILLER AND MCCOLLOM
Certified Public Accountants
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033